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                                                                    Exhibit 10.1

                         EMPLOYMENT AGREEMENT AMENDMENT

     EMPLOYMENT AGREEMENT AMENDMENT (this "Amendment"), dated as of November 25, 2002, between Salant Corporation, a Delaware corporation (the "Corporation") and Michael J. Setola (the "Employee").

     WHEREAS, the Corporation and the Employee are parties to an Employment Agreement dated as of May 17, 1999 (the "Employment Agreement"), pursuant to which the Employee currently serves as the Corporation's Chairman of the Board and Chief Executive Officer; and

     WHEREAS, the Corporation has hired an investment banking firm and has taken other steps to consider its alternatives in an attempt to maximize shareholder value, including the potential sale of the Corporation or substantially all of the Corporation's assets; and

     WHEREAS, the Employee is responsible for maintaining the continued operations and value of the Corporation and will be a key individual in any attempt to maximize shareholder value, including any potential sale of the Corporation or substantially all of the Corporation's assets; and

     WHEREAS, in light of the foregoing the Corporation and the Employee desire to enter into this Amendment in order to modify the Employment Agreement as provided herein.

     NOW THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 3 - Revise in its entirety to read as follows:

     SECTION 3. TERM OF EMPLOYMENT. The term of Employee's employment under this Agreement shall commence on the Effective Date and end on December 31, 2000 (the "Initial Term").

     The Employment Period (as defined below) shall be automatically renewed for successive one-year terms after the Initial Term (the "Renewal Terms") on the same terms set forth herein (except Salary, as hereinafter defined, which shall be (a) at the annual rate in effect immediately prior to the Renewal Term plus $75,000 for Renewal Terms commencing before January 1, 2003, subject to the terms and conditions with respect to the $75,000 increase for the Renewal Term commencing January 1, 2002, (b) $925,000 for the Renewal Term commencing January 1, 2003, and (c) for Renewal Terms commencing on and after January 1, 2004, at least at the annual rate in effect for the preceding Renewal Term, with any increases in Salary for such Renewal Terms to be made at the discretion of the Corporation's Board of Directors), unless at least 180 days prior to the expiration of the Initial Term or Renewal Term, as the case may be, either the Employee or the Corporation notifies the other in writing that he or it is electing to terminate the Employment Period at the expiration of the Initial Term or Renewal Term, as the case may be. "Employment Period" shall mean the Initial Term and all Renewal Terms, subject to earlier termination on the Termination Date (as hereinafter defined).

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     Section 4(b) - Revise the fourth sentence of said Section to read as follows:

     If the Employment Period shall terminate during any fiscal year as a result of a Change of Control, the Bonus in respect of that year shall be paid by the Corporation to the Employee in a lump sum on the date of such Change of Control.

     Sections 7(d) and (e) - Revise in their entirety to read as follows:

          (d) Termination by the Corporation Without Cause. In the event the Employee's employment is terminated by the Corporation for any reason other than Cause, death or Disability, or a Change of Control shall have occurred, the Employee shall be entitled to, and his sole remedies under this Agreement shall be:

               (i)   Salary through the Termination Date;

               (ii) Salary, at the annual rate in effect on the Termination Date, for a period (the "Severance Period") which shall commence on the date of such termination and shall terminate on the 12-month anniversary of the date of such termination;

               (iii) pro-rated Bonus with respect to the fiscal year in which termination occurs, payable in accordance with Section 4(b) hereof, and any Bonus for any fiscal year earned but not in fact paid before the Termination Date, payable in a lump sum as promptly as practicable following the Termination Date, but in no event later than fifteen (15) days after the Termination Date;

               (iv) the right to exercise any stock option held by the Employee at the Termination Date (whether or not then vested), such option to remain exercisable for six months after the Termination Date, or for the remainder of the exercise period of the applicable option, if shorter;

               (v) any amounts earned, accrued, or owing to the Employee through the Termination Date but not yet paid under Section 5 or 6 hereof;

               (vi) continued participation in all medical, dental, health and life insurance plans and in other employee benefit plans or programs at the same benefit level at which he was participating on the Termination Date until the earlier of:

                     (A)  the end of the Severance Period; or

                     (B) the date, or dates, he received equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that if the Employee is precluded from continuing his participation in any benefit plan or program as provided in this
Section 7(d)(vi) as a matter of law, or in the case of life insurance, as a result of the requirements of such benefit plan or program, the Corporation shall have no obligation to continue to provide such benefits;

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               (vii)  other or additional benefits then due or earned in
accordance with applicable plans and programs of the Corporation, payable in a lump sum on the Termination Date; and

               (viii) payment, in the event a Change of Control occurs, of (A) an amount equal to two hundred and sixteen percent (216%) of the annual Salary rate which was, is or would be in effect under the Employment Agreement, as amended, for the Renewal Term commencing January 1, 2003, and (B) provided that the Change of Control originates without dispute from, and is negotiated and approved by or on behalf of, the Corporation's Board of Directors, an amount equal to fifty four and twenty-seven one hundredths percent (54.27%) of the annual Salary rate which was, is or would be in effect under the Employment Agreement, as amended, for the Renewal Term commencing January 1, 2003. Any payment(s) made pursuant to this Section 7(d)(viii) shall be made in lieu of the payment specified in (ii) above, and shall be made on the date of the Change of Control. Furthermore, in the event a Change of Control has occurred, the payment under (iii) above shall be made on the date the Change of Control occurs, and the Change of Control date shall be used in lieu of the Termination Date to determine the amount of the pro-rated Bonus.

          (e) Termination by the Employee for Good Reason. The Employee shall have the right to terminate the Employment Period for Good Reason (as hereinafter defined), provided, that, not later than sixty (60) days following the occurrence of the event giving rise to the alleged "Good Reason," the Employee shall have given the Corporation written notice of the Employee's decision to terminate his employment (specifying the alleged "Good Reason" in reasonable detail) and, if it is possible to cure, the Corporation shall not have cured the same within thirty (30) thirty days after receipt of such notice, or, if cure cannot be fully accomplished within thirty (30) days, the Corporation shall not have commenced cure within thirty (30) days after receipt of such notice and cured the alleged "Good Reason" as soon as possible thereafter. Notwithstanding the foregoing, if the event giving rise to "Good Reason" is the occurrence of a Change of Control, the Employee shall, at any time on or following the occurrence of the Change of Control, be entitled to terminate his employment for Good Reason upon written notice to the Corporation. In the event that the Employment Period is terminated by the Employee for Good Reason, the Employee shall be entitled to, and his sole remedies shall be, the same benefits provided for in Section 7(d) hereof plus, in the event a Change of Control has occurred, those benefits described in Section 12(b) below. "Good Reason" shall mean (i) the assignment to the Employee of duties inconsistent with, or the diminution of, the Employee's positions, titles, offices, duties, responsibilities or status from those set forth in Section 2 hereof, or a change without good cause in the Employee's reporting responsibilities, (ii) a reduction in the Employee's Salary or the Guaranteed Portion of the 1999 Bonus,
(iii) a material reduction in the Employee's benefits or perquisites (other than a reduction pursuant to the last sentence of Section 5 hereof); (iv) a requirement that Employee change his place of principal employment to a location other than the metropolitan New York area; or (v) the occurrence of a Change of Control.

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     Section 8 - Revise the third sentence of said Section to read as follows:

     "Restriction Period" shall mean the period beginning with the Effective Date and ending on the last day of (i) the Employment Period (determined without giving effect to any termination of employment, unless such termination was initiated by the Corporation for any reason other than Cause), (ii) the Severance Period or (iii) the Non-Renewal Severance Period, whichever is longer; provided, however, that, notwithstanding the foregoing, the Restriction Period shall end on the date of a Change of Control, and the Employee shall, at any time during the Severance Period or the Non-Renewal Severance Period, as the case may be, have the right to immediately terminate the Restriction Period by waiving any and all of his rights to all Severance Payments due the Employee from and after the date on which the Restriction Period terminates (i.e., the Severance Period or the Non-Renewal Severance Period, as the case may be, and the Restriction Period shall terminate as of the date of the Employee's waiver).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    SALANT CORPORATION

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                                    ______________________________
                                    MICHAEL J. SETOLA